Code of Ethics of the Advisor

Investment Advisor Code of Ethics

Rule 204A-1 of the Investment Advisers Act of 1940 requires all investment advisors registered with the U.S. Securities and Exchange Commission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Chadwick & D’Amato, LLC is registered with the SEC (File #80162604) and serves clients in NH, VT and MA, and those states in which it is exempt from registering.

This code of ethics is intended to reflect fiduciary principals that govern the conduct of Chadwick & D’Amato, LLC, its owners, and its employees (collectively referred to as “Associates”). It consists of policies regarding several key areas: standards of conduct and compliance with laws, rules and regulations, protection of material non-public information, and personal securities trading procedures.

Standard of Conduct and Compliance with Laws, Rules, and Regulations

Chadwick & D’Amato, LLC expects its owners and employees to comply with all laws, rules, and regulations applicable to its operations and business. All Associates are responsible for reviewing this Code and the company policies that are part of this Code, and for acting in compliance with these policies. All Associates should understand that their behavior and activity reflects upon Chadwick & D’Amato, LLC and all Associates are responsible for protecting the firm’s reputation.

Protection of Material Non-Public Information

All Associates should exercise care in maintaining the confidentiality of any non-public or confidential information regarding Chadwick & D’Amato, LLC or its clients, except when disclosure is authorized or mandated by law. Confidential information includes non-public information of Chadwick & D’Amato, LLC that may be helpful to competitors, or otherwise harmful to Chadwick & D’Amato, LLC, or its clients. Confidential information also refers to the portfolio holdings of Chadwick & D’Amato, LLC and its clients.

Personal Securities Trading Procedures

All Associates must be familiar with and abide by all Chadwick & D’Amato, LLC trading policies and procedures. Rule 204A-1 of the Investment Advisors Act of 1940 requires all Associates of an investment advisor registered with the SEC to report, and the investment advisor to review, their personal securities transactions and holdings periodically.

Associates have investment accounts that will be managed in the same manner as other clients with similar investment objectives. Associates will neither buy nor sell securities in these accounts as part of a trading program until clients with similar objectives have made the relevant purchase or sale. In other words, Associates will not “front run” trading ahead of clients.

For all other transactions (those not part of a firm wide trading program), Associates will first obtain the permission of the Chief Compliance Officer, who will make reasonable inquiry as to the trading or proposed trading. Chadwick & D’Amato, LLC will maintain records of the approval of, and rationale supporting, the transaction. This policy extends to members of the Associate’s immediate family.

Associates seeking authorization to enter into transactions requiring prior clearance shall complete and sign a form approved for that purpose, and such form shall set forth the details of the proposed transaction. Upon obtaining authorization to enter into the transaction, the Chief Compliance Officer shall also sign the form to indicate approval. Copies of all completed forms, with all required signatures, shall be retained by Chadwick & D’Amato, LLC in accordance with record keeping requirements.

Daily Transaction Reports – All Associates maintain trading accounts at Fidelity Institutional Wealth Services under the Chadwick & D'Amato, LLC umbrella. As a result all personal securities transactions conducted by Associates will be reported daily via Trade Confirmations from Fidelity Investments. All personal securities transactions of Associates will be entered into the trade blotter maintained by Chadwick & D'Amato, LLC.

Conflicting Trades – No Associate shall purchase or sell a security in which a client has made the opposite transaction within the prior 5 trading days.

Disclosure – No Associate shall recommend or disclose a prospective securities transaction to anyone, including clients. Disclosure to clients may only be made subsequent to the transaction unless such discussion is warranted to clear up any issues relating to restrictions set forth in the Investment Advisory Agreement.

Principal Transactions - Neither Chadwick & D’Amato, LLC nor any Associate may effect a transaction as principal with a client.

Education and Reporting Violations

All owners and Associates will be provided with a copy of the Code of Ethics. All Associates are required to promptly report any actual or suspected violations of the Code to the Chief Compliance Officer.

Recordkeeping

The Investment Advisers Act requires advisors to keep copies of all relevant material. Chadwick & D’Amato, LLC will maintain the following records as they pertain to the Code of Ethics:

1.

A copy of this and any other Code adopted during the past 5 years.

2.

A record of any violation of the Code and of any action taken as a result of such violation.

3.   A copy of all Daily Transaction Reports received from Fidelity Investments within the past 5 years.  These Reports will be included in the trade blotter of Chadwick & D'Amato, LLC.